UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2010
Progress Software Corporation
(Exact name of registrant as specified in its charter)
Commission file number: 0-19417

Massachusetts	04-2746201
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
          On March 30, 2010, the Board of Directors of Progress Software Corporation (the “Company”), upon the recommendation of the Compensation Committee of the Board of Directors, approved the payment to Ram Gupta, a non-employee member of the Company’s Board of Directors, of an additional $100,000 in cash fees under the Company’s 2009 Fiscal Year Compensation Program for Non-Employee Directors (the “2009 Director Compensation Plan”). The Board of Directors approved the payment of these additional fees to compensate Mr. Gupta for his service on the Strategic Planning Committee of the Board of Directors during fiscal year 2009. As a result, for fiscal year 2009, Mr. Gupta was paid an aggregate of $224,167 in cash fees and received stock and option awards with a grant date fair value of $150,0000.
     In addition, on March 30, 2010, the Board of Directors, upon the recommendation of the Compensation Committee, adopted and approved the Company’s 2010 Fiscal Year Compensation Program for Non-Employee Directors (the “2010 Director Compensation Plan”). The 2010 Director Compensation Plan, which is summarized below, contains substantially similar terms as the 2009 Director Compensation Plan.
     For fiscal year 2010, non-employee directors of the Company will be paid an annual retainer of $255,000, which represents an increase of $30,000 over the annual retainer paid under the 2009 Director Compensation Plan. With respect to service on the committees of the Board of Directors, the 2010 Director Compensation Plan provides for the payment of the following fees, which are the same fees that were paid under the 2009 Director Compensation Plan:
•	Audit Committee — $25,000 for the Chairman and $20,000 for the other members;

•	Compensation Committee — $15,000 for the Chairman and $12,500 for the other members;

•	Nominating and Corporate Governance Committee — $12,500 for the Chairman and $10,000 for the other members; and

•	Special committees (while in use) — $25,000 for the Chairman and $20,000 for the other members.
     Employee directors of the Company will receive no compensation for serving as a director, except that all directors, including employee directors, are eligible to be reimbursed for expenses incurred in attending board or committee meetings. No additional fee will be paid to the Lead Independent Director in connection with his serving in that capacity.
     The annual retainer will be paid $75,000 in cash and $180,000 in equity, with the equity component having been increased by $30,000 over the amount paid under the 2009 Director Compensation Plan. The equity component will be paid in the form of fully vested shares of common stock and fully vested stock options according to a ratio selected by each director. The number of option shares will be determined by dividing the compensation amount by the grant date Black Scholes value. The number of shares of common stock will be determined by dividing the compensation amount by the grant date closing price of the common stock as reported by NASDAQ. The fees paid with respect to service on the committees of the Board of Directors are paid in cash. The fiscal year 2010 compensation will be paid to the non-employee directors in two installments, in April, relating to the period from December 1, 2009 until May 31, 2010, and in October, relating to the period from June 1, 2010 until November 30, 2010.
     As part of the 2010 Director Compensation Plan, the Board of Directors also adopted revised stock retention guidelines for non-employee directors. These guidelines provide for all non-employee directors to hold at least 7,500 shares of common stock and/or deferred stock units. Directors have five years to attain this ownership threshold.
     The foregoing summary is qualified in its entirety by reference to the 2010 Director Compensation Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1*	2010 Fiscal Year Compensation Program for Non-Employee Directors

*	Filed herewith

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2010	Progress Software Corporation
	By:	/s/Norman R. Robertson
Norman R. Robertson
Senior Vice President, Finance and Administration and Chief Financial Officer